Exhibit 2.1

ARQIT QUANTUM INC.

Number	Ordinary Shares
00[ ]	-[ ]-

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into 18,760,000 ordinary shares of a par value of US$0.0025 per share and

1,240,000 preference shares of a par value of US$0.0025 per share

THIS IS TO CERTIFY THAT [INSERT NAME] is the registered holder of [INSERT NUMBER] Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the             day of                                      20     by:

DIRECTOR